POWER OF ATTORNEY

Each of the undersigned, in his or her capacity listed below and not individually, constitutes and appoints Greg Stark and Puja Madan to each act as attorney-in-fact and agent with full power of substitution and resubstitution of him in his name, place and stead, to sign any and all registration statements on Form N-2 applicable to the Accordant ODCE Index Fund, and any amendment or supplement thereto, including any subsequent registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any other filings in connection therewith, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes, may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. As to each of the undersigned, this Power of Attorney shall be valid from the date hereof until revoked by such individual.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 7th day of September, 2023.

/s/ David Canter	/s/ R. Byron Carlock
David Canter (Trustee)	R. Byron Carlock (Trustee)

/s/ Geoffrey Dohrmann	/s/ Dan McNamara
Geoffrey Dohrmann (Trustee)	Dan McNamara (Trustee)

/s/ Greg Stark
Greg Stark (Trustee)